                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [x] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                              SCHAWK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                                  SCHAWK, INC.
                                 1695 RIVER ROAD
                           DES PLAINES, ILLINOIS 60018

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 24,2000

To the Stockholders of SCHAWK, INC.:

Notice is hereby given that the 2000 Annual Meeting of the Stockholders of Schawk, Inc. will be held at 10:00 a.m. (local time), Wednesday, May 24, 2000, at Schawk, Inc., 1695 River Road, Des Plaines, Illinois, for the following purposes:

     1.   Election of the Board of Directors for Schawk, Inc.

     2. Ratification of the selection of Ernst & Young LLP as the independent auditors of Schawk, Inc. for fiscal year 2000.

     3. Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The close of business on March 29, 2000, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at said meeting and any adjournment or adjournments thereof. The stock transfer books of Schawk, Inc. will not be closed.



                                   By Order of the Board of Directors,



Des Plaines, Illinois              A. ALEX SARKISIAN, Esq.
April 10, 2000                     Executive Vice President and
                                   Corporate Secretary

                                  SCHAWK, INC.
                                 1695 RIVER ROAD
                           DES PLAINES, ILLINOIS 60018
                                 (847) 827-9494

                                 PROXY STATEMENT

                   FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 24,2000

                                  INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Schawk, Inc. ("Schawk" or the "Company") for use at the 2000 Annual Meeting of Stockholders to be held at 10:00 a.m. (local time), Wednesday, May 24, 2000, at Schawk, Inc., 1695 River Road, Des Plaines, Illinois, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Proxy are first being mailed on or about April 10, 2000, to stockholders of record at the close of business on March 29, 2000.

PROPOSALS

     The purpose of the Annual Meeting is to: (i) elect the Board of Directors of the Company; (ii) ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal year 2000; and (iii) transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

PROXIES AND SOLICITATION

     Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to its exercise by: (i) executing a subsequent proxy; (ii) notifying the Corporate Secretary of the Company of such revocation in a written notice received by him at Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018, prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by Directors of the Company (each a "Director" and collectively, the "Directors") and executive officers and regular employees of the Company. The Company does not now expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in sending proxy material to principals and obtaining their proxies. Equiserve, First Chicago Trust Division, the transfer agent and registrar of the Company's Class A Common Stock, may aid in the solicitation of proxies and will be reimbursed for any expenses incurred as a result of any such activity.

     Shares of the Company represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in the proxies. Unless otherwise instructed in the proxy, the agent named in the proxy intends to cast the proxy votes in the following manner: (i) FOR the election of the nominees for Directors of Schawk; (ii) FOR the ratification of Ernst & Young LLP as independent auditors of the Company for fiscal year 2000; and (iii) in the best judgment of the persons named in the proxy as agent, upon any other matters which may properly come before the Annual Meeting.

QUORUM REQUIREMENTS AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the Company's Class A Common Stock outstanding on the record date is required for a quorum at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but will not be voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby for any matter submitted to the stockholders for a vote, such shares will be considered to be present for purposes of determining whether a quorum is present, but will not be considered to be present and entitled to vote at the Annual Meeting.

     As to all anticipated votes, each share of Class A Common Stock will have one (1) vote as to each matter to be voted on at the Annual Meeting. Stockholders entitled to vote or to execute proxies are stockholders of record at the close of business on March 29, 2000. The Company had 21,276,319 shares of Class A Common Stock outstanding on such date. The stock transfer books of the Company will not be closed.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     At the meeting, seven Directors are to be elected to the Company's Board. The size of the Company's Board of Directors has been fixed at eight members in accordance with the Company's By-laws. The Board intends to fill the vacancy on the Board, but has not identified any candidate to date. Any person appointed by the Board to fill such vacancy in accordance with the Company's By-laws during 2000 will be up for election at the 2001 Annual Meeting.

     Each of the Directors elected at the Annual Meeting will hold office for a term of one year, expiring at the Annual Meeting of Stockholders to be held in 2001, and thereafter until a successor shall be duly elected and qualified. Unless authority to vote is withheld, proxies received in response to this solicitation will be voted FOR the election of the nominees named hereafter, each of whom presently serves as a Director of the Company. It is not contemplated that any of the nominees will be unable or will decline to serve; however, if such a situation arises, the shares represented by the proxies being solicited will be voted FOR the election of a nominee or nominees designated by the Board of Directors of the Company. Proxies may not be voted for more than the seven nominees included in this Proxy Statement.

     Assuming a quorum is present, an affirmative vote of the holders of a plurality of the shares, present and voting at the meeting, is required for a nominee to be elected as a Director. Therefore, abstentions and shares for which authority to vote is not given will have no effect on the election of directors.

     The Board of Directors is responsible for the overall affairs of the Company. The Board of Directors had four meetings in 1999. Each member of the Board of Directors attended at least 75% of the aggregate of. (i) the total number of meetings of the Board of Directors held; and (ii) the total number of meetings held by all committees of the Board of Directors on which such Director served.

     The Board of Directors currently has an Executive Committee, an Audit Committee a 40 1 (k) Administration Committee and an Option Committee, whose members are elected by the Board of Directors. The present members of the Executive Committee are: Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian, John T. McEnroe and Hollis W. Rademacher. The Executive Committee is authorized to act on behalf of the Board of Directors in the management of the business and the affairs of the Company and acts as the Compensation Committee for the Board of Directors. The Executive Committee met once in 1999.

     Judith W. McCue, Robert F. Meinken and Hollis W. Rademacher have been appointed as members of the Audit Committee. The Audit Committee recommends the selection of the Company's independent public accountants, reviews and approves their fee arrangements, examines their detailed findings and reviews areas of possible conflicts of interest and sensitive payments. The Audit Committee met four times in 1999.

     The 401(k) Administration Committee is composed of David A. Schawk and A. Alex Sarkisian. The 401(k) Administration Committee reviews and selects the agent managing the 401(k) plan and evaluates the participative values. The 401(k) Administration Committee met once in 1999.

     The Option Committee members are Judith W. McCue, Robert F. Meinken, John
T. McEnroe and Hollis W. Rademacher. The Option Committee evaluates the performance of key personnel and makes incentive awards in the form of future exercisable options. The Option Committee met twice in 1999.

     The following is a list of the nominees for election as Directors of the Company, followed by a brief biographic statement of each nominee:

                       NOMINEES FOR ELECTION AS DIRECTORS
                                 OF THE COMPANY

                               CLARENCE W. SCHAWK
                                 DAVID A. SCHAWK
                             A. ALEX SARKISIAN, ESQ.
                              JUDITH W. MCCUE, ESQ.
                                ROBERT F. MEINKEN
                              JOHN T. MCENROE, ESQ.
                              HOLLIS W. RADEMACHER

     Clarence W. Schawk has been Chairman of the Board of the Company since September 1992, when he was also appointed to the Executive Committee. He served as Chief Executive Officer of Filtertek Inc., the Company's predecessor ("Filtertek"), from September 1992 until February 1993. Clarence W. Schawk also served as Chairman of the Board of the corporation previously known as Schawk, Inc. ("Old Schawk") from 1953 until the merger (the "Merger") of Old Schawk and affiliated companies into Filtertek in 1994 and served as Chief Executive Officer until June 1994. He is the father of David A. Schawk, President and Chief Executive Officer of the Company. Clarence W. Schawk previously served as President and a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Age: 74

     David A. Schawk was appointed Chief Operating Officer of the Company in September 1992 and elected Chief Executive Officer and President in February 1993. He was appointed to the Board of Directors in September 1992. David A. Schawk served as the President of Old Schawk from 1987 until the Merger. David
A. Schawk serves on the Company's Executive and 40 1 (k) Administration Committees. David A. Schawk is the son of Clarence W. Schawk. David A. Schawk currently serves as a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Age: 44

     A. Alex Sarkisian, Esq., was appointed Executive Vice President in 1994 and has served on the Company's Board of Directors and as Corporate Secretary since September 1992. Mr. Sarkisian was the Executive Vice President and Secretary of Old Schawk from 1988 and 1986, respectively, until the Merger. Mr. Sarkisian also served as a Director of Old Schawk until the Merger. He is a member of the Executive and 401(k) Administration Committees. Age: 48

     Judith W. McCue has been a partner with McDermott, Will & Emery since 1995. Prior thereto, Ms. McCue was a partner with Keck, Mahin & Cate where she practiced from 1972 to 1995. Ms. McCue was appointed Director of the Company in September 1992 and is a member of the Audit and Option Committees. Age: 52

     Robert F. Meinken has been a retired private investor and businessman since 1988, after an extensive career in sales and marketing. Mr. Meinken was appointed Director of the Company in September 1992 and is a member of the Audit and Option Committees. Age: 74

     John T. McEnroe, Esq., has been a partner with the law firm of Vedder, Price, Kaufman & Kammholz, counsel to the Company, since May 1992. Prior to this position, he was a partner with the law firm of Keck, Mahin & Cate where he practiced from 1976 to 1992. Mr. McEnroe was appointed a Director of the Company in September 1992 and is a member of the Executive and Option Committees. Age:
48

     Hollis W. Rademacher held various positions with Continental Bank, N.A., Chicago, Illinois, from 1957 to 1993 and was Chief Financial Officer of Continental Bank Corporation, Chicago, Illinois, from 1988 to 1993. Mr. Rademacher is currently self-employed in the fields of consulting and investments in Chicago, Illinois. Mr. Rademacher is a member of the Executive, Audit and Option Committees. Mr. Rademacher also serves as a Director of Cityscape Financial Corporation, College Television Network and Wintrust Financial Corporation. Age: 64

     Currently, all nonemployee Directors of the Company (except for Mr. McEnroe) receive a $500 fee for attendance at each regularly scheduled or special board or committee meeting. All Directors are also reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. All nonemployee Directors have received options under the Company's 1991 Outside Directors' Formula Stock Option Plan (the "Outside Directors' Plan"). See "Executive Compensation -Stock Plans - 1991 Outside Directors' Formula Stock Option Plan."

     The following is a brief biographical statement of James J. Patterson, the Chief Financial Officer of the Company:

     James J. Patterson was appointed Senior Vice President and Chief Financial Officer in December 1997. Prior to joining the Company, Mr. Patterson was Vice President of IMC Global Inc. from 1996 to September 1997. Mr. Patterson was Vice President and Chief Financial Officer of The Vigoro Corporation from 1993 until it was acquired by IMC Global Inc. in 1996. From 1990 to 1992, Mr. Patterson was Vice President and Controller of Great American Management and Investment, Inc., a diversified holding company, and Vice President and Controller of Capsure Holdings, Inc., a holding company in the specialty insurance business. Mr. Patterson is a Certified Public Accountant. Age: 43

     Officers are elected by the Board of Directors at the first meeting of the newly elected Board of Directors held after each Annual Meeting of Stockholders. Officers hold office for a term of one year and thereafter until a successor has been duly elected and qualified.

                             EXECUTIVE COMPENSATION

     The table below sets forth certain information for fiscal years 1999, 1998 and 1997 with respect to the annual and other compensation paid by the Company to: (i) the Chairman of the Board of Directors; (ii) the President and Chief Executive Officer; and (iii) the other executive officers of the Company who were most highly compensated in 1999 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company.



                                                    SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                        ----------------------------------- -------------------------------------
                                                                                            PAYOUTS
                                                                                            -------       PAYOUTS
                                                                            RESTRICTED     SECURITY       -------
         NAME AND                                            OTHER ANNUAL     STOCK       UNDERLYING       LTIP        ALL OTHER
     PRINCIPAL POSITION       YEAR      SALARY      BONUS   COMPENSATION(1)   AWARDS     OPTIONS/SARs     PAYOUTS   COMPENSATION(2)
     ------------------       ----      ------      -----   --------------- ----------   ------------     -------   ---------------
Clarence W. Schawk,           1999     $142,408           -          -           -          50,000           -         $8,800
Chairman                      1998      176,014    $150,000          -           -          36,111           -          8,000
                              1997      176,014     130,000          -           -          75,000           -          6,400

David A. Schawk, President    1999      436,800      70,500    $ 8,041           -          95,000           -          8,800
and CEO                       1998      408,000     240,000      9,316           -          59,167           -          8,000
                              1997      390,625      78,000     10,432           -         100,000           -          6,400

A. Alex Sarkisian, Executive  1999      218,400     120,000      8,086       4,237          40,000           -          8,800
Vice President and Corporate  1998      204,000     200,000      8,686       3,565          20,000           -          8,000
Secretary                     1997      191,667     153,345      8,086           -          10,000           -          6,400

James J. Patterson,           1999      173,250      15,000          -           -          25,000           -          8,800
Senior Vice President and     1998      163,960      10,000          -           -               -           -          3,888
Chief Financial Officer       1997        6,667           -        638           -          15,000           -              -

------------------
(1)   Consists primarily of life insurance premiums.

(2) Reflects matching contributions made pursuant to the Company's 401(k) plans to the accounts of such individuals.

     The table below sets forth certain information with respect to stock options granted during fiscal year 1999 to the Named Executive Officers.


                                      OPTION/SAR GRANTS IN 1999
                         NUMBER OF
                         SHARES OF    PERCENTAGE OF                                POTENTIAL REALIZABLE VALUE
                          CLASS A        TOTAL                                     AT ASSUMED ANNUAL RATES OF
                        COMMON STOCK   OPTIONS/SARs                               STOCK PRICE APPRECIATION FOR
                         UNDERLYING    GRANTED TO        EXERCISE                          OPTION TERM
                        OPTIONS/SARs  EMPLOYEES IN        PRICE     EXPIRATION    ----------------------------
      NAME                GRANTED      FISCAL YEAR        ($/SH)       DATE          5%($)          10%($)
------------------      ------------  -------------      --------   ----------       -----          ------
Clarence W. Schawk         50,000        9.44%            9.4375      2/23/09       306,940        768,258
David A. Schawk            95,000       17.94%            9.4375      2/23/09       583,186      1,459,690
A. Alex Sarkisian          40,000        7.55%            9.4375      2/23/09       245,552        614,606
James J. Patterson         25,000        4.72%            9.4375      2/23/09       153,470        384,129

     The table below sets forth certain information with respect to options and SARs exercised by the Named Executive Officers during fiscal year 1999 and with respect to options and SARs held by the Named Executive Officers at the end of fiscal year 1999. The value of unexercised options and SARs at the end of fiscal year 1999 is based on the closing price of $8.50 reported on the New York Stock Exchange ("NYSE") on December 31, 1999.



                                     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                            AND FISCAL YEAR-END OPTION/SAR VALUE

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                              OPTIONS/SARs at                   OPTIONS/SARs
                              SHARES                          DECEMBER 31, 1999             AT DECEMBER 31, 1999
                            ACQUIRED ON      VALUE       ---------------------------    ---------------------------
      NAME                  EXERCISE (#)    REALIZED     EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
      ----                  ------------    --------     -----------   -------------    -----------   -------------
Clarence W. Schawk               -             -           175,393         45,778          60,938           -
David A. Schawk                  -             -           230,460         83,767          81,250           -
A. Alex Sarkisian                -             -            87,426         33,600          48,750           -
James J. Patterson               -             -            23,250         16,750               -           -

EMPLOYMENT AGREEMENTS

     In January 1991, the Company entered into employment agreements with Clarence W. Schawk and David A. Schawk to serve as executive officers. These agreements, upon review of comparable base salaries for executives of similarly situated companies, have been amended and restated effective October 1, 1994. Each employment agreement, as amended and restated in October 1994, provides for an initial term of 10 years (through December 31, 2004), with one-year extensions thereafter unless terminated by either the Company or the executive. Each employment agreement provides for payment of a base salary, adjustable annually by the Board of Directors based upon a merit review and to account for inflation, as well as an annual bonus consisting of short- and long-term incentives. Clarence W. Schawk's employment agreement provided for a base salary of $142,408 for the calendar year 1999, and David A. Schawk's employment agreement provided for a base salary of $436,800 for the calendar year 1999.

     The short-term bonus plan contemplates cash payments of 5.0% and 3.0% of the excess of "adjusted net income" over $10.0 million with respect to Clarence
W. Schawk and David A. Schawk, respectively. "Adjusted net income" means annual net income after taxes but before bonuses to the Chairman and the President of the Company and amortization of goodwill resulting from acquisitions of the Company consummated after January 1, 1995. The amounts of such cash payments are subject to adjustment based upon the Company's financial performance during the relevant fiscal year. The long-term bonus plan contemplates a noncash distribution of options calculated to equal 5.0% and 3.0% of the excess of "adjusted net income" over $10.0 million for Clarence W. Schawk and David A. Schawk, respectively.

STOCK PLANS

1988 Equity Option Plan

     On March 25, 1988, the Company adopted the 1988 Equity Option Plan ("Stock Incentive Plan") pursuant to which 2,252,250 shares of Class A Common Stock reserved for issuance pursuant to options and other benefits which may be granted to officers, key employees and nonaffiliated directors. The Option Committee of the Board of Directors administers the Stock Incentive Plan. Under the Stock Incentive Plan, the Option Committee is authorized to determine the officers and other key employees to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each award, its term and any applicable vesting provisions.

     The Option Committee may award nonqualified stock options ("NSOs") or incentive stock options ("ISOs") for shares of restricted stock or stock appreciation rights under the Stock Incentive Plan. The exercise price with respect to any ISOs may not be less than the fair market value of the Class A Common Stock on the date of grant and the exercise price with respect to any NSOs may not be less than eighty-five percent (85%) of the fair market value of the Class A Common Stock on the date of grant. "Fair market value" will be determined by averaging the highest and lowest sales prices for the Class A Common Stock reported on the NYSE on the date of the grant.

     Shares of Class A Common Stock granted as restricted stock under the Stock Incentive Plan will be restricted as to transfer and subject to forfeiture prior to the expiration of the restriction period determined by the Option Committee. The expiration of the restriction period may be tied to the attainment of certain performance objectives or based upon a period of continued employment. To the extent that the restriction period expires, the shares of Class A Common Stock will be released to the award recipient free of all restrictions. If the performance objectives are not met in the required time period or if the recipient's employment terminates prior to completing the required service period, the recipient's right to the shares will be forfeited.

     Stock appreciation rights may be granted alone or with respect to options granted concurrently or previously under the Stock Incentive Plan. Each stock appreciation right permits the recipient thereof to receive a cash payment equal to the difference between the fair market value of the Class A Common Stock on the date the stock appreciation right is exercised and such fair market value on the date the stock appreciation right was awarded. To the extent that a stock appreciation right was awarded with respect to an option, exercise of the stock appreciation right will result in a pro rata extinguishment of such option.

     NSOs or ISOs may be granted to officers and other key employees of the Company. The right of the recipient to exercise the options will be subject to such vesting and forfeiture requirements and provisions as determined by the Option Committee and must be exercised within 10 years of the date of grant.

1991 Outside Directors' Formula Stock Option Plan

     The Company's Outside Directors' Plan, as amended, provides that each "Outside Director" (defined in the Outside Directors' Plan as any Director who is not a compensated employee of the Company) receive a nonqualified stock option to purchase 5,000 shares upon his or her election, and subsequent reelection, to the Board of Directors at an exercise price equal to the fair value of such shares on the date of election or reelection as a Director. Only the number of shares specified by such formula is eligible for grant under the Outside Directors' Plan. Options granted under the Outside Directors' Plan are exercisable for a term of 10 years from the date of grant and vest in one-third increments on the date of grant and on the first and second anniversaries of the date of grant. In 1999, Mr. McEnroe, Ms. McCue, Mr. Meinken and Mr. Rademacher each received options to purchase 5,000 shares at a per share exercise price of $11.594.

Employee Stock Purchase Plan

     The Schawk, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") was established to provide employees of the Company and participating subsidiaries an opportunity to own an equity interest in the Company and, through such ownership, to promote their identification with the interest of stockholders, to stimulate their commitment to the business objectives of the Company and the maintain their motivation through the opportunity to share in the growth of the Company. Employees that participate in the plan may buy Class A Common Stock through payroll deductions at a price equal to 85% of the lesser of the fair market value of the Class A Common Stock on the first trading day of the quarter or the last trading day of the quarter. The maximum number of shares issuable under the

Stock Purchase Plan shall not exceed I million. The maximum amount of Class A Common Stock that may be purchased by an individual employee in any fiscal year is $25,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions regarding the cash compensation paid to Clarence W. Schawk, David
A. Schawk, Mr. Sarkisian and Mr. Patterson were made by the Board of Directors for fiscal year 1999. Messrs. Clarence W. Schawk, David A. Schawk and Sarkisian are, and were during all of fiscal 1999, Directors of the Company. All decisions regarding the cash compensation of the Company's executive officers prior to 1999 were made by the Executive Committee of the Board of Directors. Awards under the Stock Incentive Plan are administered by the Option Committee. The members of the Executive Committee are Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian, John T. McEnroe and Hollis W. Rademacher. Mr. McEnroe does not receive cash compensation from the Company. The Option Committee is comprised of the Company's Outside Directors. Messrs. Clarence W. Schawk, David A. Schawk and Sarkisian participated in the deliberations of the Executive Committee with regard to the compensation of executive officers other than themselves.

                     JOINT REPORT ON EXECUTIVE COMPENSATION

     Under the supervision of the Executive Committee and the Option Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company's executive officers with those of its stockholders. In furtherance of these goals, annual base salaries are generally set at or below competitive levels. Generally, the Company relies to a large degree on annual bonus, if any, and stock option incentives to attract and retain executive officers and other key employees of outstanding ability, and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are closely tied to the performance of the Company and the individual in a manner that encourages a sharp and continuing focus on building profitability and stockholder value.

     During 1993, the Executive Committee reviewed, reevaluated and approved an annual salary plan for the Company. This salary plan was developed based on industry, peer group and market surveys and performance judgments as to the past and expected future contributions of each individual executive officer, targeting the salaries to the median level of comparable companies. The plan was reviewed and updated in 1997.

     Individual bonus arrangements can be established for certain key executive officers to attain a particular or group of particular goals or levels of performance.

     The cash compensation paid to Clarence W. Schawk, David A. Schawk, Mr. Sarkisian and Mr. Patterson was determined by the Executive Committee and approved by the Board of Directors of the Company for fiscal year 1999. The Executive Committee considered the Directors' fees paid to Clarence W. Schawk, David A. Schawk and Mr. Sarkisian as part of their overall compensation.

     In January 1991, the Company entered into employment contracts with Clarence W. Schawk and David A. Schawk, respectively, after approval by the Board of Directors (Clarence W. Schawk and David A. Schawk abstaining from such vote). These agreements were amended and restated effective October 1, 1994, after a review of comparable base salaries for executives of similarly situated companies. The agreements provide for base salary, and annual bonuses based on formula performance measures. The Board of Directors can adjust the base salary annually based upon merit review. See "Executive Compensation - Employment Agreements."

     During each fiscal year the Option Committee considers the desirability of granting executive officers and other key employees of the Company stock options under the 1988 Equity Option Plan. The granting of stock options is based upon the overall performance of the Company and the performance of each particular employee. The Option Committee considers such performance and the recommendations of management in determining the amounts recommended to be granted. 'Me Option Committee believes its pattern of grants has successfully focused the Company's executive officers and other key employees on building profitability and stockholder value. For fiscal 1999, options were granted to executive officers in furtherance of this philosophy. The number of options granted to the respective executive officers reflects the Option Committee's assessment of the particular officer's level of responsibility and its desire to match the award level with the executive's responsibility level. The purpose of these awards is to reward such officers for their performance with respect to the Company and to give such officers a stake in the Company's future, which is directly aligned with the creation of stockholder value.

     The Executive Committee does not believe that the provisions of the Revenue Reconciliation Act of 1993 will limit the deductibility of compensation expected to be paid by the Company; however, the Executive Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate.

     This report is submitted by the members of the Company's Executive Committee and Option Committee.

Executive Committee:                        Option Committee:
Clarence W. Schawk                          Judith W. McCue
David A. Schawk                             Robert F. Meinken
A. Alex Sarkisian                           John T. McEnroe
John T. McEnroe                             Hollis W. Rademacher
Hollis W. Rademacher

                                PERFORMANCE GRAPH

     The graph below sets forth a comparison of the yearly percentage change in the cumulative total return for the five-year period beginning December 31, 1994, on the Company's Class A Common Stock, the RUSSELL 2000 Small Stock Index ("RUSSELL 2000"), a broad-based market index, and a peer group of common stocks of five companies (the "Peer Group"), which the Company selected based on the comparable businesses of these companies.

                              [PERFORMANCE GRAPH]


     The relative performance of the Company's Class A Common Stock, the RUSSELL 2000 and the Peer Group is as follows:

     NAME              1994      1995      1996       1997       1998     1999
     ----              ----      ----      ----       ----       ----     ----
Schawk, Inc.          100.00    64.62     88.24     116.58     146.54    92.05
RUSSELL 2000 Index    100.00   128.44    149.55     182.75     177.76   209.46
Peer Group            100.00   100.00    204.94     370.29     118.84    64.30

     The Joint Report on Executive Compensation and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the shares beneficially owned as of March 29, 2000: (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock; (ii) by each Director of the Company, including the nominees for reelection as Directors; (iii) by each Named Executive Officer; and (iv) by all Directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.


                                                                        AMOUNT OF            PERCENTAGE OF
  NAME OF BENEFICIAL OWNER                                       BENEFICIAL OWNERSHIP(1)   CLASS OUTSTANDING
  ------------------------                                       -----------------------   -----------------
  Clarence W. Schawk(2) .......................................       10,707,878(3)              47.9%
  David A. Schawk(2) ..........................................        1,650,339(4)               7.4
  A. Alex Sarkisian ...........................................        1,371,380(5)(6)            6.2
  James J. Patterson ..........................................           43,236(7)                *
  John T. McEnroe .............................................           50,687(8)                *
  Judith W. McCue .............................................           39,960(9)                *
  Robert F. Meinken ...........................................           20,160(10)               *
  Hollis W. Rademacher ........................................           25,950(11)               *
  Cathy Ann Schawk(2)(12) .....................................        1,098,871(13)              4.9
  Judith Lynn Gallo(2)(14) ....................................          904,262(15)              4.0
  Lisa Beth Stearns(2)(16) ....................................          863,760(17)              3.9
  Myron M. Kaplan .............................................        1,161,900(18)              5.2
  Executive Officers and Directors as a group
    (10 persons) ..............................................       12,677,651(19)             56.5%

-------------
*    Less than 1%

(1) Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

(2) Each is a member of Clarence W. Schawk's immediate family (the "Schawk Family"). The address for each of the Schawk Family members is 1695 River Road, Des Plaines, Illinois 60018.

(3) Includes currently exercisable options to purchase 194,161 shares; 630,313 shares held directly by Mr. Schawk's wife; and 8,017,524 shares held by SGK Investments Limited Partnership (the "Schawk Family Partnership"), a family limited partnership, with respect to which Mr. Schawk or his wife has voting power. Clarence W. Schawk is the managing general partner of the Schawk Family Partnership and has investment power with respect to all of the 9,194,822 shares of Class A Common Stock held by the Schawk Family Partnership. Does not include 1, 177,298 shares held by the Schawk Family Partnership for which Clarence W. Schawk does not have voting power, shares beneficially owned by Clarence W. Schawk's son, David A. Schawk, or shares beneficially owned by Clarence W. Schawk's daughters, Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Steams, or held in family trusts for the benefit of certain of his grandchildren. Clarence W. Schawk does not share voting power over shares of the Company held by or on behalf of his children or grandchildren.

(4) Includes currently exercisable options to purchase 271,917 shares and 91,673 shares held by the Schawk Family Partnership with respect to which Mr. Schawk has voting power. Mr. Schawk is a general partner of the Schawk Family Partnership. Does not include shares beneficially owned by David A. Schawk's father, Clarence W. Schawk, or shares beneficially owned by or held in family trusts for the benefit of David A. Schawk's sisters, Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Steams, and certain of Clarence
     W. Schawk's grandchildren. Includes 475 shares held in joint tenancy and as custodian for minors gifted to David A. Schawk's friends.

(5)  Includes currently exercisable options to purchase 97,416 shares.

(6) Includes 800,649 shares held by various Schawk Family trusts for the benefit of certain of Clarence W. Schawk's grandchildren and 465,777 shares held by the Schawk Family Partnership with respect to which Mr. Sarkisian has voting power as trustee for Clarence W. Schawk's grandchildren.

(7)  Includes currently exercisable options to purchase 31,500 shares.

(8) Includes currently exercisable options to purchase 29,960 shares and 17,726 shares owned indirectly by his spouse.

(9) Includes currently exercisable options to purchase 29,960 shares and the indirect ownership of 6,500 shares held in retirement trust accounts.

(10) Includes currently exercisable options to purchase 19,960 shares.

(11) Includes currently exercisable options to purchase 24,950 shares.

(12) Ms. Schawk is the daughter of Clarence W. Schawk and sister of David A. Schawk, Judith Lynn Gallo and Lisa Beth Stearns.

(13) Includes 289,500 shares held by the Schawk Family Partnership with respect to which Ms. Schawk has voting power.

(14) Ms. Gallo is the daughter of Clarence W. Schawk and the sister of David A. Schawk, Cathy Ann Schawk and Lisa Beth Stearns.

(15) Includes 156,000 shares held by the Schawk Family Partnership with respect to which Ms. Gallo has voting power. Does not include shares held in trust for the benefit of Ms. Gallo's child.

(16) Ms. Stearns is the daughter of Clarence W. Schawk and the sister of David
     A. Schawk, Cathy Ann Schawk and Judith Lynn Gallo.

(17) Includes 174,348 shares held by the Schawk Family Partnership with respect to which Ms. Stearns has voting power. Does not include shares held in trusts for the benefit of Ms. Stearns' children.

(18) Based on information disclosed in a Schedule 13G filed by Mr. Kaplan with the Securities and Exchange Commission. Mr. Kaplan's address if P.O. Box 385, Leonia, New Jersey 07605.

(19) Includes currently exercisable options to purchase an aggregate of 728,424 shares held by certain executive officers and Directors.


                              CERTAIN TRANSACTIONS

     Clarence W. Schawk owns Geneva Waterfront, Inc., a Wisconsin corporation that owns The Geneva Inn, a hotel in Geneva, Wisconsin. Geneva Waterfront, Inc. employees are eligible to participate in the Company's health plan. Schawk believes that this arrangement benefits the Company because it enhances the Company's bargaining power with its health insurance providers. The arrangement is beneficial to Geneva Waterfront, Inc. because it enables Geneva Waterfront, Inc. to purchase health insurance for its employees at a lower cost than it would be able to obtain independently. In 1997, 1998 and 1999, the Company received $220,101, 266,754 and $107,964, respectively, in insurance premium reimbursements from Geneva Waterfront, Inc. The amount due from Geneva Waterfront, Inc. at December 31, 1999 was $1,855. Interest on the balance due is charged at prime.

     Pursuant to a lease entered into on January 1, 1991, the Company's facilities at 1200 West Monroe Street, Chicago, Illinois are leased from The Clarence W. Schawk 1979 Children's Trust, a trust established for the benefit of the children of Clarence W. Schawk, including David A. Schawk. Based on third-party appraisals, management believes that the gross rent and other terms and conditions of this lease are comparable to those that would have been obtained in an arm's-length transaction. The amount paid by the Company in 1997, 1998 and 1999 under this lease was $380,355 per year.

     The Company's facility at 1600 East Sherwin Avenue, Des Plaines, Illinois is leased from C.W. Properties, Chicago, a group consisting of a Missouri corporation and certain individuals, all of whom are unrelated to the Schawk Family. The lease provides for an option to purchase the building and the adjoining property at 70% of the fair market value. The option is held by Graphics IV, Ltd., an Illinois limited partnership ("Graphics IV"). The limited partners of Graphics IV are David A. Schawk and the daughters of Clarence W. Schawk. Based on third-party appraisals, management believes that the gross rent and other terms and conditions of this lease are comparable to those that would have been obtained in an arm's-length transaction. The amount paid by the Company in 1997, 1998 and 1999 under this lease was $679,347 in each year.

                PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, based upon the recommendation of the Audit Committee, has selected Ernst & Young LLP as the independent auditors for the Company for fiscal year 2000, subject to ratification of such selection by the stockholders. The affirmative vote of a majority of the holders of the outstanding shares of the Class A Common Stock of the Company present or represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will have the effect of voting against Proposal 2.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to any appropriate questions raised at the meeting and to make a statement if such representatives so wish.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE SELECTION
                          OF THE INDEPENDENT AUDITORS.



                                  OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders must be received by the Company not later than December 11, 2000. The person submitting the proposal must have been a record or beneficial owner of shares of Class A Common Stock for at least one year, and the securities so held must have a market value of at least $1,000.

     Additionally, if a proponent of a stockholder proposal at the 2001 Annual Meeting of Stockholders fails to provide notice of the intent to make such proposal by personal delivery or mail to the Company on or before February 24, 2001 (or by an earlier or later date, if such date is established by amendment to the Company's Bylaws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

                                        By Order of the Board of Directors,

Des Plaines, Illinois                   A. ALEX SARKISIAN, Esq.
April 10, 2000                          Executive Vice President and
                                        Corporate Secretary

     THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) IS AVAILABLE WITHOUT CHARGE UPON REQUEST TO A. ALEX SARKISIAN, ESQ., CORPORATE SECRETARY, AT Schawk, INC., 1695 RIVER ROAD, DES PLAINES, ILLINOIS 60018, (847) 827-9494.

                                  SCHAWK, INC.

                                  Schawk, Inc.
                  1695 River Road, Des Plaines, Illinois 60018

                                     PROXY


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints A. Alex Sarkisian, Esq. as Proxy, with the power to appoint his substitute and hereby authorizes him to represent and to vote as designated on the reverse side, all the shares of Schawk, Inc. Class A Common Stock held on record by the undersigned on March 29, 2000, at the Annual Meeting of Stockholders to be held on May 24, 2000, or any adjournment thereof.

1.   FOR the Election of the nominees for Directors of Schawk.

     Clarence W. Schawk            Judith W. McCue, Esq.
     David A. Schawk               Hollis W. Rademacher
     A. Alex Sarkisian, Esq.       John T. McEnroe, Esq.
     Robert F. Meinken

                          (Continued on reverse side)
--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

[SCHAWK LOGO]

ADMISSION TICKET                                                 [ART]
--------------------------------------------------------------------------------
                                                        2000 ANNUAL
                                                        MEETING OF
                                                        STOCKHOLDERS

                                                        Wednesday, May 24, 2000
                                                        Schawk, Inc.
                                                        1695 River Road
                                                        Des Plaines, IL 60018
                                                        (847) 827-9494

                                                        AGENDA

                                            9:00 a.m.   Doors Open
                                           10:00 a.m.   Introduction and Welcome
                                                        Chairman's Remarks
                                                        Business Meeting
                                                        Management Presentation
--------------------------------------------------------------------------------

For further information, contact the Investor       See reverse for map of area.
Relations Department at (847)827-9494, ext. 238

[X] PLEASE MARK YOUR  -----                                                                                                    |
    VOTE AS IN THIS   |                                                                                                        |
    EXAMPLE.          |                                                                                                        -----


    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

------------------------------------------------------------------------------------------------------------------------------------
                           THE BOARD OF DIRECTORS OF SCHAWK, INC. RECOMMEND A VOTE FOR PROPOSALS 1 AND 2.
------------------------------------------------------------------------------------------------------------------------------------
                      FOR    WITHHELD FOR ALL                                                                 FOR   AGAINST  ABSTAIN
1. Election of        [ ]          [ ]                     2. FOR ratification of the selection of Ernst      [ ]     [ ]      [ ]
   Directors                                                  & Young LLP as independent auditors of Schawk,
   (See Reverse)                                              Inc. for fiscal year 2000.

For, except vote withheld for the following nominee(s):    3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

--------------------------------------------------------

                                                                          Please sign exactly as name appears hereon, joint owners
                                                                          should each sign. When signing as Attorney, Executor,
                                                                          Administrator, or Guardian, please give full title as
                                                                          such. If signer is a corporation, please sign with the
                                                                          full corporation name by duly authorized officer or
                                                                          director.

                                                                          PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY WITHOUT
                                                                          DELAY IN THE RETURN ENVELOPE PROVIDED FOR THAT PURPOSE,
                                                                          WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATED
                                                                          OR PUERTO RICO.


                                                                          ---------------------------------------------------------


                                                                          ---------------------------------------------------------
                                                                          SIGNATURE(S)                                 DATE

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

           SCHAWK, INC.

2000 ANNUAL MEETING OF STOCKHOLDERS

                                        SCHAWK, INC.
                                        1695 River Road
                                        Des Plaines, IL 60018

                                        DIRECTIONS

                                        FROM THE NORTH:
                                        Take 294 South and exit at Golf Rd. At
                                        the first stop sign, take a left. At the first light (Golf Rd.) take a right. At the second light, go left on River Rd. Continue south on River Rd. & through Des Plaines. Offices located just past Oakton Ave. on the left.

            [MAP]                       FROM O'HARE AIRPORT:
                                        Take 190 out of O'Hare, following signs
                                        to Chicago. Exit at River Rd. (north).
                                        Offices located one half mile past Touhy
                                        Ave. on the right.

                                        FROM CHICAGO:
                                        Take 90 West to 190 West. Stay in right
                                        lane, exit River Rd. North. Offices
                                        located one half mile past Touhy Ave. on the right.